EXHIBIT 99.1
CSK Auto Corporation Announces Preliminary Third Quarter
Sales; Provides Additional Updates
PHOENIX — (BUSINESS WIRE) — Nov 20, 2006 — CSK Auto Corporation (NYSE:CAO) announced today preliminary net sales results and new store openings for its third quarter of fiscal year 2006 ended October 29. As previously announced, the Company will continue to defer the release of its financial results for fiscal 2005 and the first three quarters of fiscal 2006 pending completion of its restatement work.
“We are not yet in a position to release audited financial results for fiscal 2005, but we have made substantial progress and expect to be able to do so in February 2007,” said Maynard Jenkins, Chairman and CEO. “On the business side, we remain focused on exceeding customer expectations and driving traffic into our stores. With approximately 18% of our total net sales derived from commercial sales in fiscal 2005, we continue to experience strong demand from the commercial customer, with additional growth opportunities expected as we expand our commercial sales operations to the acquired Murray’s stores. Importantly, we’ve substantially completed the integration of Murray’s into the CSK systems and operations.”
Sales
The Company reported that preliminary net sales results for the third quarter were $473.8 million, an increase of $65.4 million, or 16%, compared to the third quarter of fiscal 2005. Nearly all of the increase in third quarter sales was attributable to sales from Murray’s Discount Auto Stores, which the Company acquired in December 2005. Excluding sales from the Murray’s stores, same store sales for the third quarter of fiscal 2006 declined 0.7%, consisting of an increase of 9.0% in commercial same store sales and a decline of 2.8% in retail same store sales.
Thirty-nine Weeks Ended October 29, 2006
Net sales for the 39 weeks ended October 29, 2006 (39 weeks of fiscal 2006) were $1,408.0 million, compared to $1,224.6 million for the 39 weeks ended October 30, 2005 (39 weeks of fiscal 2005). Nearly all of the increase in net sales year-over-year was attributable to sales from the Murray’s stores. Same store sales for the 39 weeks of fiscal 2006 declined by 1.8% compared to the 39 weeks of fiscal 2005, consisting of an increase of 7.0% in commercial same store sales and a decline of 3.6% in retail same store sales.
New Store Growth
The Company also announced the opening in the third quarter of 16 net new stores, consistent with its projections to open approximately 55 net new stores and strategically relocate 7 existing stores in fiscal 2006.

As expected, the acquisition of Murray’s is providing the Company with additional opportunities to expand its commercial sales growth into the Murray’s stores, which historically focused almost exclusively on retail sales. Since the acquisition, the Company has opened 23 CSK ProShop Commercial Sales Centers in the Murray’s stores and expects to have 40 commercial sales centers open in the Murray’s locations by fiscal 2006 year end.
Update on Restatement and Accounting Investigation
As previously announced, the Company is in the process of completing the work to restate its financial statements for each of the two fiscal years 2003 and 2004, selected consolidated financial data for each of the four fiscal years 2001 through 2004 and interim financial information for each of its quarters in fiscal year 2004 and for the first three quarters of fiscal 2005, in order to account properly for the matters identified in connection with its Audit Committee-led accounting investigation, which was substantially concluded in late September. During the course of the Company’s internal investigation and following its conclusion, representatives of the Audit Committee and its advisors have met with representatives of the Securities and Exchange Commission to keep them advised as to the course of the company’s investigation and its findings. CSK continues to share information with the SEC and to cooperate with the agency in its informal inquiry of these matters.
As previously disclosed, the Company recently received an extension for continued listing and trading on the NYSE which provides the Company until February 28, 2007 to file its fiscal 2005 Form 10-K. The Company currently expects that it can meet this deadline and expects to be in a position to file its Form 10-Qs for the first three quarters of fiscal 2006 as promptly as reasonably possible thereafter.
As discussed in previous releases, the Company expects to identify additional material weaknesses in its internal control over financial reporting associated with the matters identified in the course of the Audit Committee’s investigation, in addition to those material weaknesses previously reported in its fiscal 2004 Form 10-K. The Company will conclude its evaluation and report its findings and plan for remediation of such material weaknesses in this regard when it files its fiscal 2005 Form 10-K.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of October 29, 2006, the Company operated 1,307 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483